RESIGNATION AND RELEASE OF CLAIMS AGREEMENT
This Resignation and Release of Claims Agreement (this “Agreement”) is entered into by and between Elevate Credit Service, LLC, a Delaware limited liability company (“Employer”) and Kenneth E. Rees (“Executive”). Executive and Employer are sometimes referred to, individually, as a “Party” and, collectively, as the “Parties.”
1.Termination and Resignation.
(a)    Executive’s last day as an employee of Employer and as an officer of Employer, Elevate Credit, Inc. ("Parent") and each of Parent's other direct and indirect affiliates and subsidiaries (collectively, the "Elevate Group") shall be July 31, 2019 (the “Termination Date”), and Executive hereby resigns as (i) a director, member and/or manager, as applicable, of any other Elevate Group entity except for Parent effective as of the Termination Date and (ii) Chairman of the Board of Directors of Parent effective as of July 25, 2019. For purposes of clarification, Executive shall have the opportunity to continue to serve on the Board of Directors of Parent.
(b)    That certain Employment, Confidentiality and Non-Compete Agreement, dated as of May 1, 2014, as amended by that certain First Amendment to Employment, Confidentiality and Non-Compete Agreement, dated as of December 11, 2015, further amended by that certain Second Amendment to Employment, Confidentiality and Non-Compete Agreement, dated as of March 1, 2017, and further amended by that certain Third Amendment to Employment, Confidentiality and Non-Compete Agreement, dated as of January 24, 2019 (collectively, the "Employment Agreement"), is terminated effective as of the Resignation Agreement; provided that Sections 3 (Business Interests and Obligations), 4 (Protective Covenants), 9 (Governing Law and Venue) and 11 (Arbitration) thereof shall remain in full force and effect as set forth therein; provided, however, that the defined term “Competing Business” within the Employment Agreement shall not include any (i) business(es) involving loan or credit products that are offered, marketed or sold on terms that are less than sixty percent (60%) effective annual percentage rate or (ii) other work that Employer agrees is not encompassed by the term Competing Business, which agreement by Employer shall not be unreasonably withheld.
(c)    Executive’s eligibility for coverage under the Elevate Group’s benefit plans, policies and programs (including, without limitation, life insurance, short term disability and long term disability benefits) ends on the Termination Date except for Executive’s current health insurance which shall continue in force according to its terms and conditions through the Termination Date and Executive’s eligibility for continuation of group health coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).
(d)    That certain Director Indemnification Agreement, dated May 1, 2014, entered into by and between Executive and Employer as amended by that certain First Amendment to Director Indemnification Agreement, dated June 20, 2016 (collectively, the "Indemnification Agreement"), shall remain in full force and effect following the Termination Date in accordance with the terms thereof.
(e)    Information pertaining to Executive’s rights to continue group health coverage will be mailed to Executive in a separate letter. If Executive chooses to participate in COBRA, then Executive must complete the COBRA election form. EXECUTIVE’S FAILURE TO ENROLL IN AND PAY FOR COBRA BENEFITS IN A TIMELY MANNER WILL RESULT IN A LAPSE OF COVERAGE THAT CANNOT BE REINSTATED.

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2.    Final Paycheck and Expenses.
(a)    On or before the Termination Date, Employer will pay to Executive all accrued but unpaid wages and accrued paid time off earned through the Termination Date and Executive acknowledges receipt of the same. All amounts paid pursuant to this Section 2 shall be subject to standard payroll deductions and withholdings. Executive is entitled to these payments regardless of whether Executive executes this Agreement.
(b)    Employer shall promptly reimburse Executive for all as yet unreimbursed business expenses reimbursable under Employer’s expense reimbursement policy, provided Executive submits the expenses and supporting documentation to Employer in accordance with Employer’s expense reimbursement policies within thirty (30) calendar days from the Termination Date.
3.    Severance Benefits. In exchange for Executive’s release of claims in Section 7 and the other promises herein, and provided Executive (i) executes and returns this Agreement to Employer on or before August 16, 2019 and does not revoke this Agreement during the Revocation Period (defined below) and (ii) has not breached this Agreement, Employer shall provide Executive (or to Executive’s estate in the event of Executive’s death), subject to Section 6 and standard payroll deductions and withholdings, with the following consideration:
(a)    severance pay equal to one million two hundred sixty thousand dollars ($1,260,000) payable as follows: (i) six hundred thirty thousand dollars ($630,000) in a lump sum between sixty (60) and ninety (90) days following the Effective Date; and (ii) the remaining six hundred thirty thousand dollars ($630,000) in equal bi-weekly installments in accordance with Employer’s standard payroll practices commencing with the first regular payroll that occurs on or following the sixtieth (60th) day after the Termination Date;
(b)    a bonus payment equal to three hundred fifteen thousand dollars ($315,000.00) payable in a lump sum payment between sixty (60) and ninety (90) days following the Effective Date; and
(c)    a net amount equal to twenty-four (24) times the monthly premiums that Executive would be required to pay if Executive and Executive’s eligible dependents then participating in Employer’s group health insurance plan elected to continue their current level of healthcare coverage pursuant to the provisions of COBRA regardless of whether such election is made (the “Health Payment”). The Health Payment shall be paid in lump-sum with Employer’s first regular payroll that occurs on or following the sixtieth (60th ) day after the Termination Date.
4.    Other Employer Agreements. Employer agrees that in connection with the writing and publication of the Tightrope book project that Employer shall:
(a)    Pay the contractual amounts owed to Ms. Joanne Cleaver pursuant to the terms of her contract with Employer;
(b)    Continue to allow Executive reasonable access to the Center for New Middle Class data and associated consumer research; and
(c)    Use its best efforts to provide Executive with the data he requires to complete the book provided, however, that Employer shall not be required to spend more than $25,000.

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Notwithstanding anything to the foregoing, Employer shall have a reasonable opportunity to review the book and, in consultation with Executive, make edits thereto prior to publication. Further, such book shall only be published after the Parties mutually agree on the timing of such publication.
5.    Transition Cooperation.
(a)    Executive shall reasonably cooperate with the members of the Elevate Group in their defenses of or participation in any charge, complaint, investigation or other action which has been or may be filed against any member of the Elevate Group or against Executive for which Executive is entitled to be indemnified.
(b)    Executive shall be available to respond to a reasonable number of questions to assist in the transition to a new Chief Executive Officer of Parent.
6.    Section 409A. It is intended that all of the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the requirements of Section 409A of the Internal Revenue Code (“Section 409A”) and will be construed in a manner that complies with Section 409A. Executive is a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i). Accordingly, notwithstanding any provision to the contrary in this Agreement, to the extent any of the payments upon termination of Executive’s employment set forth herein and/or under any other agreement with Employer are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to Executive prior to the earliest of (a) the expiration of the six-month and one day period measured from the Termination Date, (b) the date of Executive’s death or (c) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 6 shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred. No severance payments will be provided prior to the Effective Date, regardless of when the Agreement actually becomes effective.
7.    Release of Claims. Subject to Section 19, Executive does hereby generally and completely release each of the entities which comprise the Elevate Group and each of their respective directors, officers, employees, members, managers, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Employer Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to Executive signing this Agreement. This general release includes, but is not limited to (the “Released Claims”): (a) all claims arising out of or in any way related to Executive’s employment with Employer, the Employment Agreement or the termination of that employment; (b) all claims related to Executive’s compensation or benefits from the Employer including, but not limited to, salary, bonuses, commissions, vacation pay, equity compensation, housing reimbursements, travel expense benefit, expense reimbursements, severance pay (other than the consideration set forth in Section 3), or fringe benefits; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including, but not limited to, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age

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Discrimination in Employment Act of 1967 including the Older Workers Benefit Protection Act (“ADEA”), the Rehabilitation Act of 1973, the Equal Pay Act of 1963, as amended, the Fair Labor Standards Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Worker Adjustment and Retraining Notification Act of 1988, the Texas Commission of Human Rights Act, the Texas Labor Code and all municipal, state and federal statutory and common law relating to discrimination, wrongful discharge, breach of contract, defamation and all other causes of action or claims arising out of Executive's employment with Employer and termination thereof.
8.    Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (a) any claims for breach of this Agreement arising after the date on which Executive signs this Agreement; (b) all rights Executive may have in respect of stock rights or ownership interest in Parent and all agreements relating to any of the stock rights or ownership interest in Parent; (c) all claims for or rights to indemnification pursuant to charter documents of any of the entities which comprise the Elevate Group, the Indemnification Agreement or under any insurance policy maintained by any member of the Elevate Group, or under applicable law; and (d) all claims which cannot be waived as a matter of law. Executive hereby represents and warrants that, other than the Excluded Claims, Executive is not aware of any claims that Executive has or might have against any of the parties released above that are not included in the Released Claims.
9.    Executive Agreements and Effective Date. Executive understands and agrees that:
(a)    This Agreement is a binding contract that shall bar all litigation, claims and demands of every kind between Executive and the Employer Released Parties, and that all such claims are fully and finally settled, compromised and released.
(b)    The consideration for signing this Agreement, as set forth in Section 3, consists of an amount in excess of that to which Executive is entitled under the Employer’s policies or practices or under the Employment Agreement upon a voluntary resignation.
(c)    Executive is aware of the contents and significance of all the provisions of this Agreement and Executive has decided to enter into it voluntarily.
(d)    Executive has been advised of Executive’s right to have this Agreement reviewed by counsel prior to signing it and acknowledges the opportunity to consult with counsel.
(e)    Executive has been given a full twenty-one (21) calendar days within which to consider this Agreement before executing it.
(f)    Executive has a full seven (7) calendar days after signing this Agreement (the “Revocation Period”) to revoke this Agreement. Executive’s revocation of this Agreement must be in writing and delivered to Paul J. Tauber, either by mail or other courier service, at Coblentz Patch Duffy & Bass LLP, One Montgomery Street, Suite 3000, San Francisco, California 94104, or electronically to his email address at pjt@cpdb.com within the Revocation Period. If delivered by mail, the revocation must be postmarked in the Revocation Period. Provided that Executive has not revoked this Agreement within the Revocation Period, this Agreement shall be binding and effective eight (8) calendar days after execution of this Agreement by Executive (“Effective Date”).
10.    No Admission of Liability. This Agreement settles, compromises, and resolves disputes and potential disputes between the Parties. This Agreement, and compliance with this Agreement, shall

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not constitute nor be construed as an admission by either of the Parties of any wrongdoing or liability of any kind or an admission by them of any violation of the rights of the other Party or any other person, law, statute, duty or contract by either of the Parties, any member of the Elevate Group, or any of their respective employees, representatives or agents.
11.    Waiver of Unknown Claims. Without derogating from the Texas choice of law provision, Executive acknowledges that Executive has been advised of and is familiar with the provisions of California Civil Code Section 1542, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT, IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASING PARTY.
Being aware of said code section, Executive hereby expressly waives any rights Executive may have thereunder, as well as under any other statutes or common law principles of similar effect, to the extent of Executive’s release.
12.    If Facts are Different. Executive may hereafter discover facts different from or in addition to those Executive now believes to be true in respect to the claims, demands, damages, debts, liabilities, actions, or causes of action herein released, and hereby agrees that this release shall be and remain in effect in all respects as a complete, general release as to the matters released, notwithstanding any such different or additional facts.
13.    Covenant Not to Sue. Executive expressly agrees and covenants not to bring or voluntarily participate in any proceedings against the Employer Released Parties in any court or administrative agency or any other forum whatsoever by reason of any claim, liability or cause of action released herein. Executive understands and agrees that all such claims, liabilities or causes of action (including claims for related attorneys’ fees and costs), are forever barred by this Agreement, regardless of the forum in which they may be brought or heard.
14.    Parties Costs and Fees. Employer shall reimburse Executive for up to $20,000.00 in attorneys’ fees and costs incurred in connection with the negotiation of this Agreement.
15.    No Assignment of Claims. Executive represents and warrants that Executive has not previously assigned the claims released herein to another, and is the sole owner of the claims released herein.
16.    Confidentiality. Executive shall not use or disclose Confidential Information (as hereinafter defined) except with the prior consent of the Employer or pursuant to process or requirements of law, provided that Executive shall have notified the Employer promptly upon notice to Executive of such process or requirements (including what type of Confidential Information Executive may be required to disclose) and, to the extent reasonably possible, shall have afforded the Employer the opportunity to seek judicial or other protective relief from the disclosure sought through such process or requirements. As used herein, “Confidential Information” means, collectively, all Trade Secrets, Proprietary Information, Know-How and Confidential Information, each as defined in the Employment Agreement.

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17.    Non-Disparagement. Executive shall not disparage, criticize or defame Employer, any Employer Released Parties or any of their respective businesses or services, either publicly or privately. Executive’s obligations under this Section 17 include, but are not limited to, refraining from publishing by any means any disparaging remarks to any person, entity, employer, prospective employer, business partner, or potential business partner, including on any blog, online social network or any other website, whether the identity of the person making such disparaging remarks is revealed or such comments are made anonymously. Similarly, Employer shall not disparage, criticize or defame Executive, either publically or privately.
18.    Announcement of Separation. Employer agrees that the press release regarding Executive’s separation from Employer will be in substantially the form attached hereto as Exhibit A. Executive shall also be allowed to review and have input into any other public announcement or disclosure regarding his separation from employment prior to its publication.
19.    Protected Rights.
(a)    The Parties acknowledge and agree that, notwithstanding any of the terms set forth herein, this Agreement does not limit Executive’s ability to file a charge or complaint with any other federal, state or local governmental agency or commission (“Government Agencies”). The Parties further understand that this Agreement does not limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Employer. This Agreement does not limit Executive’s right to receive an award for information provided to any Government Agencies.
(b)    The Parties further acknowledge and agree that notwithstanding any of the terms set forth herein, the U.S. Defend Trade Secrets Act of 2016 (the “DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, the DTSA provides that an individual who files a lawsuit for retaliation by an employer, or counterparty in the case of an independent contractor, for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.
20.    Return of Property. On or before the Termination Date, Executive shall return to Employer all files, memoranda, records, and other documents, and any other physical or personal property which are the property of Employer and which the Executive had in Executive’s possession, custody or control on the Termination Date. Notwithstanding the generality of the foregoing, the Executive may retain copies of all signed agreements between Executive and Employer and of Executive’s signed personnel documents.
21.    No Representations. Each Party represents that it has carefully read and understands the scope and effect of the provisions of this Agreement. Neither Party has relied upon any representations or statements made by the other Party which are not specifically set forth in this Agreement.

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22.    Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.
23.    Entire Agreement. This Agreement represents the entire agreement and understanding between the Parties concerning the subject matter addressed herein, including Executive’s employment with and resignation from the Employer, and supersedes and replaces any and all prior agreements and understandings regarding that subject matter.
24.    No Oral Modification. This Agreement may only be amended in writing signed by both Parties.
25.    Governing Law. This Agreement shall be governed by the laws of the State of Texas without regard to conflicts of law provisions thereof.
26.    Signatures. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned. Signatures received by facsimile, PDF file and other electronic format shall be deemed original signatures.
<signature page follows>

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

ELEVATE CREDIT SERVICE, LLC,    EXECUTIVE
a Delaware liability company

By:	/s/ Christopher Lutes	/s/ Kenneth E. Rees
	Chris Lutes, Chief Financial Officer	Kenneth E. Rees

Dated:	July 25, 2019	Date: July 25, 2019

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EXHIBIT A

Announcement Regarding Separation

<attached as a separate document>

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